Exhibit 99.1

UNAUDITED PRO FORMA CONSENSED COMBINED FINANCIAL STATEMENTS

On February 9, 2017, Houston American Energy Corp., a Delaware corporation (the “Company”) completed the acquisition of a 25% working interest (subject to a 5% back-in after project payout in favor of the prospect generator, to be borne proportionately among the working interest owners) in two lease blocks, covering 717.25 gross acres in Reeves County, Texas (the “Prospect”).

The Prospect was acquired from Founders Oil & Gas III, LLC, an unaffiliated third party, for a purchase price of $986,046 (the “Purchase Price”).

The Purchase Price was financed from proceeds of a $1.2 million private placement (the “Offering”) of shares of 12.0% Series A Convertible Preferred Stock (the “Preferred Stock”). The Offering was consummated in January 2017.

Prior to the purchase of the Prospects, there were no operations conducted with respect to the Prospects.

The unaudited pro forma condensed combined balance sheet was prepared in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”) Regulation S-X and should not be considered indicative of the consolidated financial position that would have occurred if the acquisition had been completed on the dates indicated, nor are they indicative of the future consolidated financial position or results of operations of the Company following the completion of the acquisition. Because no prior operations have occurred on the Prospects and the acquisition of the Prospect would not change the historical statement of operations of the Company on a pro forma basis, no pro forma statement of operations is included.

The historical consolidated balance sheet of the Company has been adjusted in the unaudited pro forma condensed combined balance sheet to give effect to pro forma events that are (1) directly attributable to the acquisition and the financing of the acquisition pursuant to the Offering, and (2) factually supportable.

The unaudited pro forma condensed combined balance sheet is based on the preliminary information available and management’s preliminary valuation of the fair value of tangible and intangible assets acquired. The finalization of the Company’s purchase accounting assessment may result in changes to the valuation of assets acquired.

The unaudited pro forma condensed combined balance sheet should be read in conjunction with the accompanying notes thereto and were based on and should be read in conjunction with:

●

Houston American Energy Corp.’s audited consolidated financial statements and related notes thereto contained in its Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on March 16, 2017; and

●	The audited consolidated financial statements of the Prospects and related notes for the year ended December 31, 2016 which are attached to the Company’s Current Report on Form 8-K/A as Exhibit 99.1.

HOUSTON AMERICAN ENERGY CORP. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

DECEMBER 31, 2016

		Pro Forma
	Historical	Adjustments		Condensed Combined
ASSETS

CURRENT ASSETS
Cash	$481,172	$1,175,000	(a)	$670,126
		(986,046	)(b)
Prepaid expenses and other current assets	3,750			3,750
Total current assets	484,922	188,954		673,876

PROPERTY, PLANT AND EQUIPMENT
Oil and gas properties, full cost method
Costs not being amortized	2,291,181	986,048	(b)	3,277,229
Costs being amortized	55,639,333			55,639,333
Office equipment	90,004			90,004
Total properties	58,020,518	986,048		59,006,566
Accumulated depreciation, depletion and amortization of oil and gas properties	(55,563,591)
Property, plant and equipment, net	2,456,927	986,048		3,442,975

OTHER ASSETS	3,167			3,167

TOTAL ASSETS	$2,945,016	$1,175,000		$4,120,016

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$50,122			$50,122
Accrued expenses	11,005			11,005
Total current liabilities	61,127			61,127

LONG-TERM DEBT
Reserve for plugging costs	27,444			27,444

SHAREHOLDERS’ EQUITY
Common stock	52,170			52,170
Preferred stock	—	1	(a)	1
Additional paid-in capital	66,158,593	1,174,999	(a)	67,159,467
		(174,125	)(c)
Treasury shares	(174,125)	174,125	(c)	—
Accumulated deficit	(63,180,193)			(63,180,193)
Total shareholders’ equity	2,846,445	1,175,000		4,021,445

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,945,016	$1,175,000		$4,120,016

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. DESCRIPTION OF TRANSACTION AND BASIS OF PRESENTATION

On February 9, 2017, Houston American Energy Corp., a Delaware corporation (the “Company”) completed the acquisition of a 25% working interest (subject to a 5% back-in after project payout in favor of the prospect generator, to be borne proportionately among the working interest owners) in two lease blocks, covering 717.25 gross acres in Reeves County, Texas (the “Prospect”). The Prospect was acquired from Founders Oil & Gas III, LLC, an unaffiliated third party, for a purchase price of $986,046 (the “Purchase Price”).

The Purchase Price was financed from proceeds of a $1.2 million private placement (the “Offering”) of shares of 12.0% Series A Convertible Preferred Stock (the “Preferred Stock”). The Offering was consummated in January 2017.

Prior to the purchase of the Prospects, there were no operations conducted with respect to the Prospects.

The unaudited pro forma condensed combined balance sheet was prepared in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”) Regulation S-X and should not be considered indicative of the consolidated financial position that would have occurred if the acquisition had been completed on the dates indicated, nor are they indicative of the future consolidated financial position or results of operations of the Company following the completion of the acquisition. Because no prior operations have occurred on the Prospects and the acquisition of the Prospect would not change the historical statement of operations of the Company on a pro forma basis, no pro forma statement of operations is included.

The unaudited pro forma condensed combined balance sheet is presented as if the acquisition had occurred on December 31, 2016.

2. CONSIDERATION TRANSFERRED AND PRELIMINARY VALUE OF ASSETS ACQUIRED

The acquisition of the Prospect has been accounted for using the acquisition method of accounting in accordance with ASC 805, which requires, among other things, that the assets acquired and liabilities assumed be recognized at their acquisition date fair values, with any excess of the consideration transferred over the estimated fair values of the identifiable net assets acquired recorded as goodwill.

The accounting for the acquisition is based on currently available information and is considered preliminary. The final accounting for the acquisition may differ materially from that presented in the unaudited pro forma condensed balance sheet.

The consideration transferred to acquire the Prospect was $986,046 in cash, which amount is recorded as the value of the oil and gas properties, costs not being amortized.

3. PROFORMA ADJUSTMENTS

(a)	Represents the receipt of $1,175,000 of net proceeds (after offering expenses of $25,000) from the issuance of 1,200 shares of 12.0% Series A Convertible Preferred Stock, which proceeds funded the acquisition of the Prospects.

(b)	Represents the expenditure of $986,046 of cash to acquire oil and gas assets not subject to amortization.

(c)	Reflects the retirement and cancellation of shares held in treasury stock.